Exhibit 99.1

AT THE COMPANY

Brenda Abuaf, Director of Shareholder Services

(800) 831-4826

CHARTERMAC’S SUBSIDIARY, RELATED CAPITAL COMPANY,

CHANGES ITS NAME TO CHARTERMAC CAPITAL

New York, NY – January 3, 2006 – CharterMac (the “Company”) (AMEX: CHC) today announced that its subsidiary, Related Capital Company, has changed its name to CharterMac Capital LLC.

“For over 30 years, Related Capital Company has been the leader in the affordable multifamily finance industry and the Related Capital name has been synonymous with cutting edge financing and investment products and unparalleled customer service. Therefore, when CharterMac acquired Related Capital in 2003, we felt it was important to preserve the Related Capital name for a period of time,” said Marc D. Schnitzer, President of CharterMac. “After two years of successful operations as a subsidiary of CharterMac, we felt that it was the right time to change the Related Capital name to CharterMac Capital given CharterMac’s unparalleled reputation as a leader in the multifamily finance industry.”

In connection with the name change, the Company is also pleased to announce the launch of a newly designed website for CharterMac Capital LLC at www.chartermaccapital.com. The website provides an overview of CharterMac Capital and serves as a centralized source of information for Chartermac Capital’s investor and developer clients.

About CharterMac

CharterMac, through its subsidiaries, is one of the nation’s leading full-service real estate finance companies, with a strong core focus on multifamily financing. CharterMac offers capital solutions to developers and owners of multifamily rental housing throughout the country and quality investment products to institutional and retail investors. For more information, please visit CharterMac’s website at www.chartermac.com or contact the Shareholder Services Department directly at 800-831-4826.

About CharterMac Capital

CharterMac Capital, a subsidiary of CharterMac, is one of the nation's premier multifamily financial services companies, with a strong core focus on structuring and managing equity investments in affordable apartment properties throughout the United States. CharterMac Capital manages over $7 billion in equity investments for over 107,000 institutional and retail real estate investors. For more information please visit www.chartermaccapital.com.

Certain statements in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac’s Annual Report on Form 10-K for the period ended December 31, 2004, and in its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in

CharterMac’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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